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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
 SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File No. 001-12281

                              DIGEX, INCORPORATED
            (Exact name of registrant as specified in its charter)

                                One DIGEX Plaza
                             Beltsville, MD  20705
                                (301) 847-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.01 per share
           (Title of each class of securities covered by this form)

                                     None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule  12g-4(a) (1) (i)   [x]     Rule  12h-3(b)(1)(ii)  [ ]
          Rule  12g-4(a) (1) (ii)  [ ]     Rule  12h-3(b)(2)(i)   [ ]
          Rule  12g-4(a) (2) (i)   [ ]     Rule  12h-3(b)(2)(ii)  [ ]
          Rule  12g-4(a) (2) (ii)  [ ]     Rule  15d-6            [ ]
          Rule  12h-3(b) (1) (i)   [x]

          Approximate number of holders of record as of the certification of notice date: 47
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          Pursuant to the requirements of the Securities Exchange Act of 1934,
DIGEX, Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  July 11, 1997                DIGEX, Incorporated


                                    By:  /s/ Christopher R. McCleary
                                         ---------------------------
                                    Name:  Christopher R. McCleary
                                    Title: Chairman, Chief Executive Officer
                                           and President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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